Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Quality Industrial Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, par value $.0001 per share,	457	(o)		(1)(2)(3)	$	$8,050,000	$.0001102	$887.11
	Equity	Representative’s warrants to purchase Common Stock	457	(g)		(4)		—	—	—
	Equity	Common Stock issuable upon exercise of the Representative’s warrants (1)	457	(g)		(4)(5)		$84,525	$.0001102	$9.31

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$8,134,525		$896.42
	Total Fees Previously Paid									$0

	Net Fee Due									$896.42

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes shares of Common Stock, which the underwriters have the option to purchase to cover over-allotments.

(4)	No fee required pursuant to Rule 457(g).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.